                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made as of June 1, 1997 by and between Gaylord Container Corporation, a Delaware corporation ("Gaylord"), and Marvin A. Pomerantz ("Pomerantz").

     Gaylord and Pomerantz desire to enter into an Employment Agreement (the "Agreement"). Accordingly, Gaylord and Pomerantz agree as follows:

                                   ARTICLE 1
                                   Employment

     Section 1.01. Effective Date; Position; Term.

     This Agreement shall become effective on June 1, 1997 (the "Effective Date"). Gaylord shall employ Pomerantz as Chief Executive Officer of Gaylord for a term (the "Employment Period") commencing on the Effective Date and continuing until December 31, 2000, subject to earlier termination pursuant to
Article 3 hereof.

     Section 1.02. Duties.

     During the Employment Period, (a) Pomerantz shall have the normal responsibilities, duties and authorities of a chief executive officer, subject to the power of the Board of Directors of Gaylord (the "Board") to expand or limit such duties and to override actions of a chief executive officer, and (b) Pomerantz shall perform faithfully the executive duties assigned to him by the Board to the best of his ability and will devote such time and attention to Gaylord's affairs as is reasonably necessary to accomplish the purposes of this Agreement. Pomerantz's residence and principal office during the Employment Period will be located in Des Moines, Iowa.

                                   ARTICLE 2
                                  Compensation

     Section 2.01. Basic Compensation.

     (a) Base Salary. As compensation for his services hereunder, Gaylord shall pay to Pomerantz during the Employment Period a base salary at the rate of at least $750,000 per annum. Such compensation shall be payable in equal installments in arrears on a semi-monthly basis, or as otherwise may be mutually agreed upon.

     (b) Salary Reviews. While this Agreement remains in effect, the annual base salary provided in Section 2.01(a), above, may, in the sole discretion of the Board, be reviewed at any time to ascertain whether such base salary should be increased or decreased. In the event the board determines that Pomerantz's base salary should be revised, his base salary payable for the remaining term of this Agreement pursuant to (a) above shall be such revised amount unless such amount in turn is increased or decreased on subsequent annual review, in which event the last such revised amount shall represent Pomerantz's annual base salary for the then remaining term of this Agreement. Notwithstanding the above, in no event shall Pomerantz's base salary be less than $750,000 per anum.

     Section 2.02. Shareholder Value Plan.

     During the term of this Agreement (subject to earlier termination pursuant to Article 3 hereof and the Shareholder Value Plan), Pomerantz shall be entitled to participate in the Shareholder Value Plan, as currently in effect through December 31, 1997 and as amended and restated effective January 1, 1998, as outlined in Exhibit A to this Agreement.

     Section 2.03. Participation in Employee Benefit Plans.

     Pomerantz will be entitled to participate in all Gaylord salaried employee benefit plans and programs, including the Gaylord Container Retirement Plan (the "Retirement Plan"), subject to the terms and conditions of each such employee benefit plan or program and to the extent commensurate with his position as Chief Executive Officer of Gaylord.

     Section 2.04. Supplemental Retirement Payments.

     (a) Pomerantz will be entitled to receive monthly supplemental retirement income payments commencing on the effective date of Pomerantz's retirement.

     (b) If such monthly supplemental retirement income payments are to be paid in the form of a single life annuity, the amount of such monthly payments shall be equal to the excess of (A) 1/24th of his average annualized base salary and Bonus Accrued for the four highest years of service with Gaylord over (B) the sum of (i) his monthly benefits under the Gaylord retirement Plan and (ii) his monthly primary Social Security benefits as determined for purposes of computing Retirement Plan benefits.

     (c) If supplemental retirement income payments are to be paid in a form other than a single life annuity, the amount of such payments will be reduced by appropriate actuarial reductions. Supplemental retirement income payments will be paid under the form of payment that parallels the form Pomerantz elects under the Retirement Plan, unless otherwise mutually agreed upon.

     (d) For purposes of this Section 2.04, "Bonus Accrued" for a year means
(i) with respect to the Shareholder Value Plan, Pomerantz's earned and paid award through December







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31 of such year and (ii) with respect to bonuses for
years ended prior to January 1, 1993, Pomerantz's bonus awarded for such year.

     (e) For purposes of this Section 2.04, Pomerantz's base salary and Bonus Accrued (and his years of service) shall include such base salary and Bonus Accrued from Mid America Packaging, Inc. prior to its combination with Gaylord, including management fees (but not reimbursement of expenses) paid by Gaylord and Mid America Packaging to Mid America Development Company and/or Mid-America Group through May 31, 1998. See Exhibit B for Supplemental Retirement Plan pay history, i.e., "base salary and Bonus Accrued", for Pomerantz.

     Section 2.05. Eligibility for Future Option Grants.

     Pomerantz agrees that he will not be eligible for any stock option or restricted stock grants under Gaylord's stock option plans until January 1, 1998.

     Section 2.06. Withholding.

     Gaylord shall be entitled, if necessary or desirable, to withhold (or secure payment from Pomerantz or his personal representative or beneficiary, in lieu of withholding), the amount of any withholding or other tax due from Gaylord with respect to any amount payable or paid or any shares issuable or issued to Pomerantz (or his personal representative or beneficiary) pursuant to this Agreement.

     Section 2.07. Nontransferability.

     Pomerantz's interest in the Shareholder Value Plan may not be transferred other than by (a) will or the laws of descent and distribution, (b) to any member of Pomerantz's family, or (c) to any trust or partnership for the benefit of any member of Pomerantz's family, and, during this lifetime, is payable only to Pomerantz or to any transferee permitted by this Section 2.07.

                                   ARTICLE 3
                     Involuntary Termination of Employment

     Section 3.01. Events of Termination.

     (a) In the event that during the Employment Period (i) Pomerantz should become Totally and Permanently Disabled or (ii) Pomerantz should commit Serious Misconduct (as defined in Section 3.02 below), Gaylord (acting by resolution of the Board) may elect to terminate the Employment Period by written notice to Pomerantz. In the case of termination pursuant to item (i) Pomerantz shall be entitled to receive full compensation pursuant to Section 2.01 at his then base salary rate for a period of 12 months following the date of such notice.






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     (b) In the event the Employment Period terminates because of Pomerantz's death, his personal representative shall be entitled to receive base salary which is accrued and unpaid as of the date of his death.

     (c) The Gaylord Board of Directors will have the right to terminate the Employment Period and remove and/or replace Pomerantz as Chief Executive Officer at any time. In the event that Gaylord's Board elects to terminate the Employment Period for any reason other than Pomerantz's death, total and permanent disability, or Serious Misconduct or if Pomerantz resigns for Good Reason, he shall be entitled to receive his full compensation pursuant to
Section 2.01 at this then base salary rate through December 31, 2000, without regard to such early termination.

     (d) The Shareholder Value Plan describes Pomerantz's rights under that plan, in case of early termination. In the case of any conflict or discrepancy between the terms hereof and the Shareholder Value Plan, the Shareholder Value Plan shall control.

     Section 3.02. Definition of Certain Terms.

     (a) "Totally and Permanently Disabled" means such physical or mental condition of Pomerantz as is determined by the Board in its sole discretion to be expected to continue indefinitely and which renders him incapable of performing any substantial portion of the services contemplated hereby (as confirmed by competent medical evidence).

     (b) "Serious Misconduct" means embezzlement or misappropriation of corporate funds, other acts of dishonesty, commission of a felony, willful refusal to perform or substantial disregard of the duties properly assigned pursuant to Article 1, significant violation of any statutory or common law duty of loyalty to Gaylord, repeated acts tending to bring Gaylord into public disgrace or disrepute, including, but not limited to, alcohol, drug or other substance abuse, or a material violation of Section 4.02 or Section 4.03 (below).

     (c) "Good Reason" means Pomerantz's resignation as a direct result of (i) a substantial diminution of his responsibilities, duties, or authorities as Gaylord's chief executive officer as compared to his responsibilities, duties and authorities prior to such diminution, (ii) a reduction of his perquisites (including the office facilities provided to him), (iii) a change in the location of his principal office, or (iv) a material breach of this Agreement by Gaylord, which diminution, reduction, change or breach is not cured within 15 days after written notice by Pomerantz to Gaylord.

                                   ARTICLE 4
                                 Miscellaneous

     Section 4.01. Assignment and Succession.

     (a) The rights and obligations of Gaylord under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns, and Pomerantz's rights







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and obligations hereunder shall inure to the benefit of and be binding upon his legal representatives.


     (b) Pomerantz acknowledges that the services to be rendered by him hereunder are unique and personal. Accordingly, Pomerantz may not pledge or assign any of his rights or delegate any of his duties or obligations under this Agreement without the express prior written consent of Gaylord.

     (c) Gaylord may not assign its interest in or obligations under this Agreement without the prior written consent of Pomerantz.

     Section 4.02. Confidential Information.

     Pomerantz acknowledges that the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business or affairs of Gaylord is the property of Gaylord. Therefore, Pomerantz agrees that he will not at any time disclose to any unauthorized person or use for his own account any of such information, observations or data without the Board's written consent unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Pomerantz's acts or omissions to act, or unless compelled to make such disclosure by order of a court of law. Pomerantz agrees to deliver to Gaylord at the termination of his employment, or at any other time upon reasonable request by Gaylord, all memoranda, notes, plans, records, reports and other documents relating to the business of Gaylord which he may then possess or have under his control.

     Section 4.03. Covenant Not to Compete.

     (a) Pomerantz agrees that during the term of this Agreement, without regard to any early termination, and for one year thereafter, he will neither directly nor indirectly engage in, have any interest in, own, manage, operate, control, be connected with as a stockholder, joint venturer, officer, employee, partner or consultant, or invest or participate in, a business competing with any of the business then conducted (or, to the knowledge of Pomerantz, planned to be conducted within one year) by Gaylord or any of its successors or then subsidiaries.

     (b) Nothing contained in this Section 4.03 shall prevent Pomerantz from owning up to a 5% interest in any corporation or entity having one or more classes of its securities listed on a national securities exchange or publicly traded in the over-the-counter market, provided Pomerantz is not actively involved in the operation or management of such corporation or entity.

     (c) If under the circumstances existing at the time of enforcement of this
Section 4.03, the period, scope or area described in this Section 4.03 shall be found or held to be unreasonable, the parties hereto agree that the maximum period, scope or area reasonable under the circumstances shall be substituted for the stated period, scope or area.





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     (d) The parties hereto agree that in the event of the breach of this
Section 4.03 by Pomerantz, monetary damages alone would not be an adequate remedy to Gaylord for the injury that would result from such breach, and that Gaylord shall be entitled, at any time after such breach, to immediately obtain injunctive relief prohibiting any further breach of this Agreement. Pomerantz further agrees that any such injunctive relief obtained by Gaylord shall be in addition to monetary damages.

     (e) For purposes of this paragraph 4.03, Pomerantz includes Mid America Group, Ltd. and each entity controlled by Pomerantz, his wife and children, and trusts or entities for their benefits.


     (f) In the event it is judicially determined, in a final non-appeal judgement by a court of competent jurisdiction, that Pomerantz has materially violated this covenant not to compete, the parties hereto agree that Gaylord's exclusive remedy for monetary damages against Pomerantz shall be limited to a forfeiture by Pomerantz of any (i) salary payable hereunder after the date of violation as determined in such final judgement and (ii) deferred awards earned under the Gaylord Shareholder Value Plan which are payable after the date of violation as determined in such final judgement.

     Section 4.04. Expenses.

     Gaylord shall reimburse Pomerantz for travel, transportation, office and other expenses he incurs in connection with his duties as Chief Executive Officer, including, without limitation, expenses of his Des Moines office and travel to and from his Des Moines office on Gaylord business.

     Section 4.05. Entire Agreement.

     This Agreement represents the entire agreement between the parties relating to the subject matters covered thereby (and upon the Effective Date shall supersede any prior agreement as to such matters) and shall not be amended or waived except in writing signed by the parties hereto.

     Section 4.06. Notices.

     Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally or sent by certified or registered mail, return receipt requested, to the addresses below:


               to Gaylord:      Gaylord Container Corporation
                                500 Lake Cook Road, Suite 400
                                Deerfield, Illinois 60015
                                Attn: David F. Tanaka, Secretary




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               to Pomerantz:    Marvin A. Pomerantz
                                Regency West - 4
                                4700 Westown Parkway, Suite 303
                                West Des Moines, Iowa 50265

               with a copy to:  Marvin A. Pomerantz
                                c/o Gaylord Container Corporation
                                500 Lake Cook Road, Suite 400
                                Deerfield, Illinois 60015


     Such notice shall be deemed to have been given upon the personal delivery or such mailing thereof, as the case may be.


     Either party shall have the right from time to time to change the address to which notices shall be sent by a written instruction to the other party.

     Section 4.07. Applicable Law.

     This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Illinois.

     Section 4.08. Severability.

     Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.


     IN WITNESS WHEREOF, Gaylord has caused this Agreement to be signed by its duly authorized officer and Pomerantz has signed this Agreement as of the date first written above.

                                                  GAYLORD CONTAINER CORPORATION


                                                  By: Daniel P. Casey
                                                      -------------------------

                                                  Its:  Executive Vice President
                                                        ------------------------


                                                    /s/ Marvin A. Pomerantz
                                                    ------------------------
                                                    Marvin A. Pomerantz



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                                                                       EXHIBIT A

                         GAYLORD CONTAINER CORPORATION
                             SHAREHOLDER VALUE PLAN
              (as amended and restated effective January 1, 1998)



TERM:                 Eight years commencing January 1, 1993 through December
                      31, 2000.

PURPOSE: To focus actions and decision-making on increasing shareholder value.

PARTICIPANTS:         Marvin A. Pomerantz - Chairman and Chief Executive Officer

MEASUREMENT:          Measure year-to-year increase in shareholder value - The
                      base or beginning share value under the Plan is $3.375 per share.


               The increase in value for a given calendar year shall be determined as follows:

          1) Multiply the beginning of year share value ($3.375 for calendar 1993 and, for each subsequent calendar year, the average closing price for the first ten trading days in January of such calendar year and the last ten trading days in the prior calendar year, but in no event less than the highest year-end share value for any prior calendar year with respect to which an award was earned hereunder) by 53,365,378 (regardless of the number of Gaylord shares actually outstanding).

          2) Multiply the end of year share value (the average closing price for the last ten trading days in December of such calendar year and the first ten trading days in the subsequent calendar year) by 53,365,378 (regardless of the number of Gaylord shares actually outstanding).

          3)   Subtract the result in (1) from the result in (2) -
               This represents the increase in share value upon which awards will be made.

     Increased stock price for valuation establishes a new base for a given calendar year; reduced stock price does establish a new base for a given calendar year, i.e., award cannot be duplicated.

     All calculations hereunder (including share values and number of shares) will be equitably adjusted by Gaylord's Board of Directors in the event of any stock split, stock dividend, reverse stock split, consolidation or other recapitalization of Gaylord's capital stock, so that the awards intended to be granted hereunder will not be affected thereby.


ACQUISITION
OF GAYLORD:      In the event of an acquisition of Gaylord prior to December 31,
                 2000, the transaction price will establish the final valuation under this plan. Upon an acquisition of Gaylord, final payments including all deferred amounts, if any, which are earned based on the acquisition price, will be due and payable at the closing of any such acquisition of Gaylord.


                 For this purpose, an acquisition of Gaylord means (i) a sale of substantially all of Gaylord's assets to, or a merger with, another person for cash and/or property (other than a person where Gaylord's former shareholders own immediately after such transaction directly or indirectly stock possessing more than 50% of such person's voting power) or (ii) an acquisition of Gaylord stock by a person or group (within the meaning of 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) so that such person or group has acquired stock possessing more than 50% of Gaylord's voting power (other than a person or group which includes Pomerantz, Mid America Group, Ltd., or Warren J. Hayford, or their respective spouses or heirs).


TERMINATION OF
EMPLOYMENT:      If Gaylord terminates the employment of Pomerantz or Pomerantz resigns for Good Reason, before the end of a calendar year other than because of his death, Total and Permanent
                 Disability, or Serious Misconduct, Pomerantz shall continue to participate in this plan for the calendar year in which such termination occurs and the following calendar year.


                 If Gaylord terminates Pomerantz for Serious Misconduct or Pomerantz resigns for other than Good Reason, such participant shall receive no earned award for the calendar year in which such termination occurred or any subsequent calendar year.

                 If it is judicially determined in accordance with 4.03(f) of the Employment Agreement between Pomerantz and Gaylord that Pomerantz violated his covenant not to compete, set forth in
                 4.03 of such Agreement, then Pomerantz shall receive no earned award for (i) calendar year in which such violation occurs, as set forth in any such final judicial determination, or (ii) any subsequent calendar year.


                 If Pomerantz ceases to be a Gaylord employee because of his death or Total and Permanent Disability before the end of a calendar year, (i) the earned award for such calendar year shall be the amount calculated as set forth in Measurement above, but using the ten trading days prior to the termination of







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


                 the participant's employment (including the date of termination if it is a trading day) and the ten trading days after the termination of his employment, and (ii) such participant shall be entitled to no earned award for any subsequent year.


EARNED
AWARD: One percent of the annual increase in shareholder value will be an earned award.

                 50% of any earned award will be paid as soon as practical following the measurement period in which such award is earned. The remaining 50% of the earned award will be deferred and subject to vesting as set forth below.

                 The deferred amount will be paid in twelve equal installments each of which is payable promptly following the end of any month for which the AMEX reported closing price of Gaylord common stock on the last trading day of such month equaled or exceeded the threshold share value which was originally required to earn such deferred award; provided that any deferred amounts not required to be paid with respect to month-end closing prices prior to January 1, 2001 will be forfeited. Notwithstanding the foregoing, 1/12th of the deferred amount of any award earned in year eight will be payable promptly following the end of any month during calendar 2001 for which the AMEX reported closing price of Gaylord common stock on the last trading day of such month equaled or exceeded the threshold share value required to earn such deferred award. Any deferred amount not required to be paid with respect to 2001 month-end closing prices will be forfeited.

                 Except as otherwise provided above, in no event will any award be earned, nor will any deferred amount become payable with respect to any share value reported after termination of Pomerantz's employment for any reason or after any acquisition of Gaylord.

                 All deferred awards outstanding on the date of an acquisition of Gaylord which are payable, based on a threshold share value equal to or less than the transaction price, will be payable at the closing of the acquisition.

                 All payments shall be in cash.

AMENDMENTS:      No modification, waiver or amendment of any provision of this
                 Plan shall be effective unless approved in writing by the Board of Directors; provided, however, that in the event such modification, waiver or amendment would adversely affect a participant, then the written consent of the participant shall be required.







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

COMPLIANCE
WITH IRC
162(m): This Plan as amended and restated effective January 1, 1998 has been approved by Gaylord's Compensation Committee and is subject to approval by Gaylord's shareholders. Gaylord's Compensation Committee satisfies the requirements of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended, (the "Code"). No earned award hereunder will be payable to Pomerantz unless and until this Plan as amended and restated effective January 1, 1998 has been approved by a majority of the votes of Gaylord's shareholders, as described in Section 162(m)(4)(C)(ii) of the Code.


OTHER: All earned awards will be included as "incentive" in the year paid for purposes of calculating benefits under the Gaylord Retirement Plan or any Supplemental Retirement Agreement(s) in effect.

                                                                       EXHIBIT B



                          SUPPLEMENTAL RETIREMENT PLAN
                                 Pay History of
                              MARVIN A. POMERANTZ




                       Calendar 1986           $527,500

                           " 1987             1,212,250

                           " 1988               988,350

                           " 1989               600,000

                           " 1990               600,000

                           " 1991               480,000

                           " 1992               480,000

                           " 1993               600,000

                           " 1994             1,282,000

                           " 1995             2,556,816

                           " 1996               879,546